Exhibit 11.3

Consent of Wipfli, LLP

March 23, 2023

We consent to the inclusion in the Offering Circular on Form 1-A of Oconee Financial Corporation (“Oconee”) of our report dated May 26, 2022, relating to our audit of the financial statements of Elberton Federal Savings and Loan Association as of and for the years ended December 31, 2021 and 2020. We also consent to the reference to our firm under the heading “Experts” in the Offering Circular.

Sincerely,
/s/ WIPFLI, LLP

Atlanta, Georgia

Consent of Independent Auditor

We consent to the inclusion in the Offering Circular on Form 1-A of Oconee Financial Corporation (“Oconee”) of our report dated April 7, 2023, relating to our audit of the financial statements of Elberton Federal Savings and Loan Association as of and for the years ended December 31, 2022 and 2021. We also consent to the reference to our firm under the heading “Experts” in the Offering Circular.

/s/ WIPFLI, LLP

Atlanta, Georgia

April 7, 2023